    EXHIBIT 16.1

[LETTER FROM CLYDE BAILEY, P.C., To SEC]

Certified Public Accountant

10924 Vance Jackson #404

San Antonio, Texas 78230

(210)-699-1287 (ofc)

(888)-699-1287 ¨ (210)-691-2911 (fax)

Member:

American Institute of CPA’s

Texas Society of CPA's

August 12, 2003

Securities and Exchange Commission

450 5th Street N.W.

Washington, DC 20549

Gentlemen:

We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred on August 6, 2003, to be filed by our former client, Supreme Holdings, Inc. We agree with the statements made in response to that item insofar as they relate to our Firm.

Very truly yours,

By: /s/ Clyde Bailey

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CLYDE BAILEY, P. C.